Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of July 1, 2023, by and between SleepX Ltd, a company organized under the laws of the State of Israel with registration number 516045705, having its principal place of business at 17 Alon, Gvaot bar (the “Company”), and Adi Shemer, ID #028787843 (the “Employee”).

WHEREAS,	the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS,	the parties desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Position, Scope, Representations and Undertakings

1.1.	Position. The Employee shall serve in the position described in Schedule A. In such position the Employee shall report regularly and shall be subject to the direction and control of the person stated in Schedule A (the “Supervisor”). The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The Employee agrees and undertakes to inform the Company in writing, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.

1.2.	Scope of Employment. The Employee shall devote his entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company.

1.2.1. The Employee shall be employed on a full-time basis (regularly, 45 hours per week (excluding breaks), Sunday through Thursday). Employee’s shortened weekly day (according to the general expansion order dated March 15, 2018) is Sunday. The Company reserves the right to change and update this day from time to time according to its needs.

At times, the Employee may also be required by the Company to work outside of regular working hours and outside of regular working days. In light of the Company’s anticipation that the Employee will be working overtime hours, the Employee will be entitled to the Overtime Payment for 60 overtime hours per month (the “Monthly Overtime Quota”). The Employee must obtain the Company’s prior written approval for work in excess of the Monthly Overtime Quota.

1.3.	Location. The Employee shall perform his or her duties hereunder at the Company’s facilities in Israel, but understands and agrees that the position may involve domestic and international travel. Notwithstanding the foregoing, the employee shall be allowed from time to time to work from his home following the approval of his manager in advance.

1.4.	Employee’s Representations and Warranties. The Employee represents and warrants to the Company as follows: (a) all the information supplied on the Employee’s employment application or resume or other documents furnished by the Employee is true and complete; and (b) the execution and delivery of this Agreement and the fulfillment of its terms: (i) does not and will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is not now, and will not in the future be, in breach of any of his undertakings toward Other Employers, including, without limitation, any non-competition or confidentiality undertakings; and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

2.	Compensation and other Benefits and Rights

Schedule B specifies the compensation and other benefits and rights due to the Employee, as well as related rights and obligations.

3.	Term and Termination of Employment

3.1.	Term. The Employee’s employment by the Company shall commence on the date set forth in Schedule A (the “Commencement Date”), and shall then, unless terminated in accordance with the terms of this Agreement, automatically continue until it is terminated pursuant to the terms set forth herein.

3.2.	Termination at Will. Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Schedule A (the “Notice Period”); provided that, in the event the Company ceases to carry on business according to a resolution of the Company’s Board of Directors and terminates all or substantially all of its employees or in case of liquidation of the Company, the Notice Period shall only be in accordance with applicable law.

3.3.	Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same and the Employee will not be entitled to any payment on account of the Notice Period or in lieu of it. “Cause” means (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company’s instructions or any of the Employee’s fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company; (d) conviction of a felony involving moral turpitude; or (e) any cause justifying termination or dismissal in circumstances in which an employer can deny the employee severance payment under applicable law (in whole or in part).

3.4.	Notice Period. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with the Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities. Notwithstanding the aforesaid, the Company is entitled to waive the Notice Period applicable upon termination of this Agreement, or to terminate this Agreement and the employment relationship with immediate effect, upon a written notice to the Employee and payment to the Employee of a one time amount equal to the salary to which the Employee would have been entitled during the Notice Period (without any of the additional benefits granted pursuant to this Agreement) (the “Notice Period Payment”), in lieu of such prior notice. Should the Company terminate the Employee’s employment for Cause, the Company shall not have to pay the Notice Period Payment.

Employee:____________________________
Company:____________________________

3.5.	Equipment. In any event of the termination of this Agreement, or upon the Company’s request, the Employee shall immediately return all Company and customers’ property, equipment, materials and documents without keeping any copy of it, and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the transition of work and integration into the Company’s organization of the person or persons who will assume Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with Employee’s duties or remain absent from the premises of the Company. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company or customer of the Company.

4.	Additional Covenants

4.1.	Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement the Employee confirms and agrees to the provisions of the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule C hereto. The Employee further confirms and agrees that his Salary (as defined in Schedule B hereto) has been calculated to include special consideration for his commitments under Schedule C, and he will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express agreement between the employee and the Company for the purposes of Section 134 of the Patent Law. In the event that the Employee leaves the employ of the Company, the Employee hereby consents to the notification of his new employer of his rights and obligations under this Agreement and specifically under Schedule C.

4.2.	Company Rules and Policies; Specific Agreements. The Employee shall adhere and comply with the rules and policies of the Company, as specified below and as may be further published by the Company from time to time.

4.3.	Prevention of Sexual Harassment. The Company sees violations of the Law for Prevention of Sexual Harassment (in this Section, the “Law”) in a severe light. The Employee acknowledges being informed of the Company’s policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

4.4.	Data and Privacy.

4.4.1.	The use of the Company’s devices and equipment, including computers, e-mail accounts, phones, and so on, is intended for professional use and for executing the Employee’s duties in the Company, only. The Company hereby notifies the Employee that it conducts inspections within the Company’s offices and on the Company’s equipment, including computers, cellular phones, and other devices, including and without derogating, inspections of electronic mail transmissions, internet usage and inspections of their content, inspections of phone usage and cellular company’s bills and reports. For the avoidance of any doubt, it is hereby clarified that any such examination’s findings shall be the Company’s sole property, and is presented by the Company to third parties. The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail. The Employee shall fully comply with the Company’s policies regarding computer and network, as may be in effect from time to time

Employee:____________________________
Company:____________________________

4.4.2.	The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee only, such as management teams and human resource personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

5.	Miscellaneous

5.1.	The preface and schedules to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

5.2.	This Agreement is a personal and specific employment agreement, which formalizes the relations between the Company and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Company. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement or expansion order and therefore, no collective bargaining agreement or expansion order shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

5.3.	The Employee affirms that in the framework of this Employment Agreement he is awarded preferential rights, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements, if and when applicable, shall apply to the Employee. It is clarified that the Employee shall not be entitled to any payment, right or benefit which were not explicitly detailed in this Agreement, including any payments, benefits or rights to which other employees of the Company are entitled to (if any) or any benefits the Employee received from any former employer.

5.4.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

5.5.	The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel Aviv Regional Labor Court.

5.6.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

5.7.	The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

5.8.	This Agreement and its schedules and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law-2002.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

/s/ Boris Molchadsky	/s/ Adi Shemer
SleepX Ltd.	Adi Shemer
By: Boris Molchadsky
Title: Chairman

Employee:____________________________
Company:____________________________

Schedule A

To the Employment Agreement by and between SleepX Ltd. and Adi Shemer

Employment Terms

Details:

1. Name:	Adi Shemer

2. ID No.:	028787843

3. Address:	Kibbutz Tzora 9980300 Istael

Position, Term and Termination:

4. Position:	CEO of Appyea.

5. Under the Direction of:	Chairman of the board

6. Commencement Date:	07. 1.2023 (First of July 2023)

7. Notice Period:	90 days.

Employee:____________________________
Company:____________________________

Schedule B

To the Employment Agreement by and between SleepX Ltd. and Adi Shemer

Compensation and other Benefits and Rights

The following terms and provisions apply with respect to the Employee’s engagement with the Company as of the date of the Employment Agreement to which this Schedule is attached (the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

1. Salary.

1.1. Company agrees to pay or cause to be paid to the Employee a gross salary of NIS 20,000 and register a commitment of NIS 20,000 for every month until a successful capital raise of $1.0 Million.

1.2. Following a successful capital raise higher than $1.0 Million, the Company agrees to pay or cause to be paid to the Employee a gross salary of NIS 40,000.

Because the Employee may be required to work outside of regular working hours and outside of regular working days as set above, the Company agrees to pay to the Employee during the term of this Agreement a gross payment quarter of the sums registered above per month (the “Overtime Payment”) on account of 60 overtime hours. For avoidance of doubt, the overtime payment is included above in the Salary conditions. As a gesture of good will and without derogating from the nature of the Overtime Payment, the Base Salary and the Overtime Payment together shall constitute the “Salary” for purposes of this Agreement.

1.3. The Salary will be paid no later than the 10th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change which may affect Employee’s tax liability. Notwithstanding the aforementioned, employee shall not be entitled to any salary or accumulation of any debt of salary until the company shall raise successfully capital above the amount of $1 Million.

1.4. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement.

1.5. To the extent that the Employee shall be paid any additional payments, which are conditioned on terms, such as bonuses, commissions, grants, etc., the same shall not be deemed part of the Salary for any purpose whatsoever.

1.6. Employee shall be entitled to a success bonus of 3.0% of any net profit of the company.

2.	Manager’s Insurance / Pension Fund.

2.1	The Company will allocate to a managers’ insurance policy or a pension fund (individually and collectively in this clause referred to as the “Policy”), or a combination of both (whereby each will apply partially), the following:

2.1.1	An amount equal to 8.33% of the Salary which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% of the Salary which shall be allocated to a provident fund including disability insurance and life/survivors insurance.

2.1.2	In addition, the Company will deduct from the Salary an amount equal to 6% of the Salary, which shall constitute Employee’s contribution to the provident fund (the “Employee Participation”).

Employee:____________________________
Company:____________________________

2.2	It is hereby clarified, that the payments made by the Company, pursuant to the allocations set forth above, are intended to comply with applicable law, including the obligation to allocate funds for disability and survivors insurance. The Company advises the Employee to receive professional advice on the election of a pension plan. In case the Employee elects to be insured under a plan which does not include a disability and survivors insurance component, the Employee hereby releases and discharges the Company from any responsibility or liability arising of his said election.

2.2.1	If the Employee does not notify the company of his choice of a pension fund or managers insurance policy within 30 days of the Commencement Date, the Company will insure Employee in a default Policy and the Employee will not have any claim about it.

2.2.2	The Employee agrees that the Company shall deduct from the Salary the amount specified as Employee Participation as set above.

2.2.3	In the event the Employee elects to be insured under a combination of the Policy and Pension Plan, the Employee may determine the allocation between the two, provided that, in any event the Company’s contributions will not exceed the maximum amounts set forth above.

2.3	The Company and Employee agree and acknowledge that the Company’s severance contribution to the Policy in accordance with Section 2.1.1 above, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his or her beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723-1963 (the “Severance Pay Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Appendix I. The Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Policy or Pension Plan, except: (i) in the event that Employee withdraws such sums from the Policy or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Pay Law or agreement or expansion order in connection with remuneration other than the Salary.

3. Advanced Study Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of the Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of the Salary.

4. Recuperation Pay. The Employee shall be entitled to the full payment of recuperation pay (“Dmei Havra’a”) to which the Employee may be entitled under any applicable law, collective bargaining agreements or orders, to the extent any apply (only if company raise capital).

5. Expenses. The Employee shall be reimbursed for business expenses borne by the Employee only if and to the extent that such expenses were approved in advance and in writing by the Company, and against valid invoices furnished by the Employee to the Company.

Employee:____________________________
Company:____________________________

6. Vacation. The Employee shall be entitled to the number of paid vacation days during each year as set forth hereinbelow, but in any event not less than the minimum number of days required by applicable law, to be taken at times subject to prior coordination with the Company, or when required by the Company. Subject to applicable law, the Employee may accrue vacation days for up to the Maximum carry-forward as determined below, all according to the Company’s policy as may be amended from time to time. Accrued vacation days beyond this limit will be automatically deleted. The Employee shall not receive payment in lieu of any unused vacation days, unless so required pursuant to applicable law. If the Employee’s employment commences or terminates part way through any year, the Employee’s entitlement to vacation days during that year will be assessed on a pro rata basis and deductions from final Salary due to the Employee on termination of employment will be made in respect of vacation days taken in excess of entitlement. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law.

●	24 days.

7. Sick Leave. The Employee shall be entitled to days of paid sick leave per year pursuant to applicable law, with unused days to be accumulated up to the limit set pursuant to applicable law. It is hereby clarified, that to the extent the Employee is entitled to payments under the Employee’s Insurance Scheme or Ovdan Kosher Avoda Insurance, such payments will be in lieu of the payment of sick leave payments the Company will be entitled to pay under applicable law.

8. Travel Expenses. In addition to the Salary, the Employee shall be entitled to a monthly amount of NIS 325 for all of the Employee’s daily travel costs to and from the Employee’s workplace.

9. Laptop. The Company shall provide the Employee with a laptop computer to be used in relation to the employment, as described in this Agreement. Immediately upon the termination of the Agreement for any reason whatsoever or upon the Company’s first request, the Employee shall return the laptop computer to the Company. Employee will be obligated to compensate the Company for damage caused to the computer only if due to the Employee’s negligence or intentional acts. It is hereby agreed that the Company will in no way be responsible or liable for any violations of any applicable law by the Employee through the Employee’s use of such laptop computer.

10. The employee will receive money to cover all his domestic travel expenses.

11. Share Options Grant. The management of the Company shall recommend to the Board of Directors of the Company (the “Board”), to grant to the Employee options to purchase Ordinary Shares of the Company, par value $ 0.0001 (the “Ordinary Shares”), in accordance with the terms of the Company’s Global Share Incentive Plan (2023), as may be amended from time to time at the Board’s sole discretion (the “Share Option Plan”). Terms and number of options shall be as follows:

A) 11.5 million shares shall vest over a period of 2.5 years as of commencement date, on a quarterly basis, with no cliff. In the event that employee terminates his agreement, or it was terminated by the company, prior to the 2.5 years, he shall be entitled to 5 Million shares, in any case.

B) In the event that the company shall register in the year 2025 a Net revenue higher than $10M, the employee shall be entitled to shares in the amount of the actual Net revenue minus $10M, multiplied by 0.575, up to 11.5 million shares (“success shares”).

C) In the event that the employee shall introduce to the company an investor that shall successfully invest in the company $2M or higher, prior to accumulative capital raise of $2M as of commencement date, he shall be immediately entitled to all of the success shares.

D) After 2.5 years the employee will receive his full shares option (11,500,000 +11,500,000 = 23,000,000) even if condition B was not fellfield, as long as the employee worked until the end of the 2.5 years.

E) A year after commencement date the company shall review the amount of shares issued during that year from equity investment in the company, and for every 100M new common shares deriving from the equity investment, Employee shall be entitled to issuance of 6M common shares.

12. Commission on raise

1.5% from any capital raise up to accumulated $10M raise as of commencement day, excluding investors from the Itshe transaction.

13. No Lien, Etc. It is specifically agreed and stated that the Employee has no right of lien over any equipment or properties which may be provided to the Employee (including, without limitation, car and mobile phone, to the extent provided), and under no circumstances may the Employee refrain from immediate release and return of any of the same back to the Company.

/s/ Boris Molchadsky	/s/ Adi Shemer
SleepX Ltd.	Adi Shemer
By: Asaf Porat
Title: CFO

Employee:____________________________
Company:____________________________

Notice to Insurance Company/Pension Fund

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY	**אישור כללי (נוסח משולב) בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ"ג - 1963**
By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the "**Law**"), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the **"Pension Fund"**) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the "**Insurance Fund**"), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: "**Employer's Payments**"), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the "**Exempt Salary**"), provided that all the following conditions are fulfilled: (1) The Employer's Payments – (a) to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee's benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3 % of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay; (b) to the Insurance Fund are not less than one of the following: (1) 13 1/3% of the Exempt Salary, if the employer pays for the employee in addition thereto payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: "**Disability Insurance**"); (2) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such	בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג – 1963[1] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964[2] (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה: תשלומי המעביד - (א) לקרן פנסיה אינם פחותים מ-% 14 1/3 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 1/3 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 2 1/3 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד; (ב) לקופת ביטוח אינם פחותים מאחד מאלה: (1) % 13 1/3 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח והסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½ 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

[1] ס״ח התשכ״ג, עמ׳ 136
[2] ק"ת התשכ"ד, עמ' 1302

Employee:____________________________
Company:____________________________

case the Employer's Payments shall be only in lieu of 72% of the Employee's severance pay. In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay. (2) No later than three months from the commencement of the Employer's Payment, a written agreement was executed between the employer and the employee which included: (a) the employee's consent to an arrangement pursuant to this Approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this Approval; (b) an advance waiver by the employer of any right which he may have to refund of monies from its payments, except in cases in which the employee's right to severance pay was denied by a final judgment pursuant to section 17 of the Law and/or in cases in which, if such severance pay was denied, the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes "Entitling Event" means death, disability or retirement at or after the age of 60. (3) This Approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary. 15th Sivan 5758 (9th June 1998).	(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 1/3 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד. (2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו: (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב)[3] ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר. (ג) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר. אליהו ישי שר העבודה והרווחה
The English version is brought as a translation for convenience, but the binding version is the Hebrew one.	

Company:
SleepX Ltd.
Signature: /s/ Boris Molchasky

Employee:
Name: Adi Shemer
Signature: /s/ Adi Shemer

[3] תיקון: י"פ 4803, התש"ס (19.9.99)

Employee:____________________________
Company:____________________________

Schedule C

To the Employment Agreement by and between SleepX Ltd. and Adi Shemer

Proprietary Information, Assignment of Inventions and Non-Competition Agreement

1.	General

Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Schedule is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term Company shall include any parent company of the Company as well as any subsidiaries and affiliates of the Company, to the extent applicable. The Employee’s obligations and representations and the Company’s rights under this Schedule shall apply as of the Commencement Date, commencement of the Employee’s services to the Company (including without limitation prior to incorporation of the Company), regardless of the date of execution of the Agreement.

2.	Confidentiality; Proprietary Information

2.1.	“Proprietary Information” means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, trademark applications, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

2.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to the Employee prior to the Employee’s association with the Company, as evidenced by written records; or (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Schedule by the Employee.

2.3.	The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4.	The Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, the Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties under the Agreement.

2.5.	Upon termination of the Employee’s engagement with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to the Employee’s engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

Employee:____________________________
Company:____________________________

2.6.	The Employee’s undertakings set forth in this Section 2 shall remain in full force and effect after termination of the Agreement or any renewal thereof, so long as any portion of the Proprietary Information shall constitute proprietary or confidential information of the Company.

3.	Disclosure and Assignment of Inventions

3.1.	“Inventions” means any and all inventions, discoveries, improvements, designs, concepts, techniques, methods, systems, content, processes, derivative works, domain names, formulae, specifications, know how, computer software programs, databases, mask works, logos and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets, as well as business plans, file layouts, manufacturing information and distributor lists.

“Company Inventions” means any Inventions that are made or conceived or first reduced to practice or created by the Employee, whether alone or jointly with others, during the period of the Employee’s engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by the Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

3.2.	The Employee represents and warrants that except as specifically set forth in Appendix 1, as of the day of the Employee’s first engagement with the Company, the Employee has not, in any time in the past made, alone or jointly with others, conceived, reduced to practice or created any Inventions related in any way, directly or indirectly, to the field of business of the Company, or to current or anticipated research and development, and has no rights, as co-inventor or otherwise, in any such Inventions. The Employee undertakes and covenants that he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions, including Service Inventions (as defined in Section 132 of the Patent Law). The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

3.3.	The Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.

3.4.	The Employee acknowledges that all original works of authorship which are made by him/her (solely or jointly with others) within the scope of his/her employment and which are protectable by copyright are works for hire and are the sole property of the Company pursuant to applicable copyright law.

3.5.	Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

Employee:____________________________
Company:____________________________

3.6.	The Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of the Employee’s engagement with the Company. The Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as the Employee’s agent and attorney in fact, coupled with an interest to act for and on the Employee’s behalf and in the Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Employee himself.

3.7.	For the removal of any doubt, it is hereby clarified that the provisions contained in this Section 3 will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Company Inventions, Service Inventions or other intellectual property rights and the Employee hereby explicitly, irrevocably and unconditionally waives the right to receive any such additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of Employee’s compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that the Employee’s compensation as an employee of the Company includes the full and final compensation and consideration to which the Employee may be entitled under law with respect to any Company Inventions, Service Inventions, or other intellectual property rights. This clause constitutes an express waiver of Employee’s rights under Section 132 of the Patent Law.

3.8.	Without derogating from the provisions of this Section 3, it is clarified that the Employee conclusively and irrevocably agrees that under no circumstances shall the Employee be entitled to take any measures whatsoever against the Company, directly or indirectly, alone or through a representative, whether legal or otherwise, where the remedy sought, whether as the principal remedy or as a secondary remedy, is a restraining order and/or an injunction and/or a specific performance order and/or any other remedy which entails placing a limitation on the use by the Company or anyone on its behalf of the Inventions (hereinafter – “Operative Orders”). It is clarified that the Employee shall not under any circumstances be entitled to obtain Operative Orders, whether all or some, against the Company or anyone on its behalf, in an action or any other proceeding initiated by the Employee or someone on his behalf against the Company, the foregoing whether it is alleged (contrary to this Proprietary Information, Assignment of Inventions and Non-Competition Agreement and in breach of it) that the Employee supposedly has rights in the Inventions, or whether it is alleged that there is an entitlement to remedies based on other grounds.

4.	Non-Competition; Non-Solicitation

4.1.	In consideration of the Employee’s terms of employment hereunder, which include special compensation for the Employee’s undertakings under this Section 4.1 and the following Section 4.2, and in order to enable the Company to effectively protect its Proprietary Information, the Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination or expiration of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

Employee:____________________________
Company:____________________________

4.2.	The Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination or expiration of this engagement for whatever reason, the Employee will not, directly or indirectly, including personally or in any business in which the Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, supplier, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a “Consultant”), or was retained as an employee or a Consultant during the six months preceding termination of the Employee’s employment with the Company.

5.	Reasonableness of Protective Covenants

Insofar as the protective covenants set forth in this Schedule are concerned, the Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Schedule is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Schedule to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

6.	Remedies for Breach

The Employee acknowledges that the legal remedies for breach of the provisions of this Schedule may be found inadequate and therefore agrees that, in addition to all of the remedies available to the Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

7.	Intent of Parties

The Employee recognizes and agrees: (i) that this Schedule is necessary and essential to protect the business of the Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; (iii) that good and valuable consideration exists under the Agreement, for the Employee’s agreement to be bound by the provisions of this Schedule; and (iv) that the terms of this Schedule are in addition to, and do not derogate from, any obligation to which the Employee may be subject under applicable law or any other agreement or Company’s policy.

/s/ Boris Molchadsky	/s/ Adi Shemer
SleepX Ltd.	Adi Shemer
By: Asaf Porat
Title: CFO

Employee:____________________________
Company:____________________________
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